EXHIBIT 99.1

Ty Ahmad-Taylor Appointed to GoPro’s Board of Directors

SAN MATEO, Calif., June 19, 2018 -- GoPro, Inc. (NASDAQ: GPRO) today announced that Ty Ahmad-Taylor, Vice President of Product Marketing at Facebook, has joined GoPro’s Board of Directors. Mr. Ahmad-Taylor brings decades of experience in the media and consumer electronics industries, playing leadership roles in organizations of all sizes, from small ventures to publicly traded companies. Mr. Ahmad-Taylor’s appointment became effective on June 18 of this year.

“Ty hits the bullseye,” said Nicholas Woodman, GoPro’s CEO and founder. “His expertise in new media and user interaction, coupled with his impressive leadership experience, will serve GoPro well as we continue to enhance our camera, app and cloud ecosystem.”

As Vice President of Product Marketing at Facebook, Mr. Ahmad-Taylor manages product strategy, go-to-market plans and financial analysis across Facebook’s business product portfolio. Prior to joining Facebook, he held positions as CEO and President of THX Ltd., Vice President, SmartTV Services at Samsung, CEO and Founder of FanFeedr and SVP of Product Development and Strategy at Viacom.

“GoPro represents a marriage of my professional passion points – software development and consumer electronics – that makes me excited to contribute,” said Mr. Ahmad-Taylor. “I’m looking forward to joining the team.”

Mr. Ahmad-Taylor is on the Board of Industry Leaders for the Consumer Technology Association, where he helps set public policy positions and priorities for association activities. He is also a board member of the not-for-profit Urbanworld Film Festival.

About GoPro, Inc. (NASDAQ: GPRO)
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